Exhibit 23.1

SAMUEL KLEIN AND COMPANY

CERTIFIED PUBLIC ACCOUNTANTS

Reply to:	550 Broad Street	36 West Main Street, Suite 301
Newark √	Newark, New Jersey 07102-4517	Freehold, New Jersey 07728-2291
Freehold	Phone (973) 624-6100	Phone (732) 780-2600
	Fax (973) 624-6101	Fax (732) 780-1030

CONSENT OF SAMUEL KLEIN AND COMPANY,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 600,000 shares of common stock issued by RS Group of Companies, Inc., of our report dated March 24, 2004, with respect to the Consolidated Financial Statements and Schedule of RS Group of Companies, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

Newark, New Jersey

February 23, 2005

Members American Institute of Certified Public Accountants

www.samuelklein-cpa-rma.com